Exhibit 99.1

Malvern Bancorp CEO Announces Key Executive Appointments

Company Release 05/27/2015 17:20

PAOLI, Pa., May 27, 2015 (GLOBE NEWSWIRE) -- Malvern Bancorp, Inc. (Nasdaq:MLVF), (the "Company"), parent company of Malvern Federal Savings Bank (the"Bank"), today announced the following appointments of new executive officers at the Company and the Bank: Joseph Gangemi as senior vice president & chief financial officer; Missy Orlando as senior vice president & chief operating officer; and Jay Power as senior vice president & chief lending officer.

Gangemi joined the Bank in September 2014, as treasurer/investment officer and corporate secretary. Formerly, he was senior vice president; corporate secretary, chief of staff and head of Treasury at Union Center National Bank, a wholly-owned subsidiary of Center Bancorp Inc. in Union, N.J. Gangemi received a bachelor's degree in political science from Montclair State University and is a graduate of the University of Pennsylvania ABA Stonier Graduate School of Banking.

Orlando has served as a consultant to the Bank since January 2015. She was the founder of two consultancies – iConsultMLO and The MLO Group, Inc., in Reading, Pa. – strategic marketing and business development companies serving financial services companies and other business segments. She has served as executive vice president and chief marketing and sales officer for Caron Treatment Centers in Wernersville, Pa., a nationally recognized non-profit clinical healthcare provider of drug and alcohol addiction services. Previously, she was executive vice president, chief marketing officer and special executive to the president at Sovereign Bank in Wyomissing, Pa. Orlando received a bachelor's degree in business marketing administration from The Pennsylvania State University. She received an MBA from LaSalle University in Philadelphia and is a Ph.D. candidate at Alvernia University in Reading.

Power joined the Bank as vice president and senior commercial lending officer in August 2014. Previously, he served as senior vice president and senior commercial lending officer at Univest Bank & Trust Co., in West Chester, Pa., and held those same positions at Conestoga Bank in Chester Springs, Pa. Power also held executive positions at Customers Bank in Phoenixville, Pa.; Founders' Bank in Bryn Mawr, Pa.; and First Fidelity Bank in Philadelphia. He received a bachelor's degree in agriculture from Washington State University.

"We have assembled a dynamic management team here at Malvern Federal," said Anthony C. Weagley, president and CEO of Malvern Bancorp, Inc., and Malvern Federal Savings Bank. "Collectively, our team of senior banking professionals is prepared to execute on our business plans and take this organization to a new level. We see great opportunity to scale our organization to deliver both excellent customer service and outstanding shareholder value."

About Malvern Bancorp

Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank. Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887 and now serves as one of the oldest banks headquartered on the Philadelphia Mainline. For more than a century, Malvern Federal has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity. The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as seven other financial centers located throughout Chester and Delaware Counties, Pennsylvania. Its primary market niche is providing personalized service to its client base. The Bank focuses its lending activities on retail clients, commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernfederal.com. For information regarding Malvern Federal Savings Bank, please visit our web site at http://www.malvernfederal.com.

Forward-Looking Statements

This press release contains certain forward looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp, Inc., and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

CONTACT:	Investor Contact:
Joseph D. Gangemi
Corporate Investor Relations
(610) 695-3676

Media Contact:
David Culver, VP Public Relations
Boyd Tamney Cross
(610) 254-7426

Source: Malvern Bancorp, Inc.